Exhibit 99.1

Contact: Eric Martin Vice President of Investor Relations (404) 745-2889

CARTER’S ANNOUNCES TENDER OFFER

FOR ITS 10.875% SENIOR SUBORDINATED NOTES

ATLANTA, GEORGIA — June 9, 2005/PRNewswire-FirstCall/ — Carter’s, Inc. (NYSE:CRI) announced today that its subsidiary, The William Carter Company (“TWCC”), has commenced a cash tender offer and consent solicitation (the “Offer”) for any and all of TWCC’s $113,750,000 aggregate principal amount outstanding of 10.875% Senior Subordinated Notes due 2011 (CUSIP No. 146303AE2 and ISIN US146303AE25) (the “Notes”).

The tender offer is scheduled to expire at 9:00 a.m., New York City time, on July 8, 2005 (the “Expiration Date”), unless extended or earlier terminated.  The consent solicitation will expire at 5:00 p.m., New York City time, on June 22, 2005 (the “Consent Payment Deadline”), unless extended.  Tenders of Notes may be validly withdrawn and consents may be validly revoked until 5:00 p.m., New York City time, on  June 22, 2005.

The total consideration per $1,000 principal amount of Notes validly tendered in the Offer on or prior to the Consent Payment Deadline will be based on a fixed spread of 50 basis points over the yield to maturity on the Price Determination Date (defined below) of the 2.375% U.S. Treasury Note due August 15, 2006.  In addition, holders whose Notes are validly tendered and accepted for purchase will receive accrued and unpaid interest up to, but not including, the applicable payment date for the Notes.

The total consideration will be calculated at 2:00 p.m., New York City time, on June 23, 2005, (the “Price Determination Date”) unless TWCC extends the Offer prior to the Price Determination Date, in which case it will be on the tenth business day immediately preceding the Expiration Date.  Holders who validly tender their Notes on or prior to the Consent Payment Deadline, and whose Notes are accepted for payment, will receive payment promptly following the satisfaction or waiver of the conditions of the Offer (as described below) on the initial payment date.  TWCC expects the initial payment date to be on or about June 30, 2005.

TWCC is soliciting consents to certain proposed amendments to eliminate substantially all of the restrictive covenants and certain events of default in the indenture governing the Notes.  TWCC is offering to make a consent payment (which is included in the total consideration described above) of $30.00 per $1,000 principal amount of Notes to holders who validly tender their Notes and deliver their consents at or prior to the Consent Payment Deadline, unless extended.  Holders may not tender their Notes without delivering consents or deliver consents without tendering their Notes.

The Offer is subject to the satisfaction of certain conditions including: (1) consummation of Carter’s previously announced acquisition of OshKosh B’Gosh, Inc.; (2) consummation of the required financing; (3) receipt of consents from holders of a majority of the Notes; (4) execution of the supplemental indenture; and (5) certain other customary conditions.  TWCC expects to fund the tender with the proceeds of new senior credit facilities. Further details of the terms of the Offer are described in the Offer to Purchase and Consent Solicitation Statement dated June 9, 2005 (the “Offer to Purchase”), copies of which may be obtained from Global Bondholder Services Corporation, the information agent for the Offer, at (866) 470-3800 (US toll free) and (212) 430-3774 (collect).

TWCC has engaged Banc of America Securities LLC to act as the exclusive dealer manager and solicitation agent in connection with the Offer.  Questions regarding the Offer may be directed to Banc of America Securities LLC, High Yield Special Products, at (888) 292-0070 (US toll-free) and (704) 388-9217 (collect).

This announcement is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of consents with respect to any securities.  The Offer is being made solely by the Offer to Purchase.

About Carter’s, Inc.

Carter’s is the nation’s largest branded marketer of children’s apparel for ages newborn to six years old.  The Carter’s brand is sold through over 4,000 department and national chain stores and through 181 Carter’s-operated retail stores.  Carter’s Child of Mine and Just One Year brands are available at Wal-Mart and Target, respectively. Carter’s is headquartered in Atlanta, Georgia.  See www.carters.com.

Cautionary Language

Certain statements contained in this release contain “forward-looking statements.” These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “look forward,” “may,” “planned,” “potential,” “should,” “will” and “would.” Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. TWCC’s actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to: TWCC’s ability to manufacture, source and ship new and continuing products on a timely basis and the acceptance of those products by customers and consumers at prices that will be sufficient to profitably recover development, manufacturing, marketing, royalty and other costs of products; economic and public health conditions, including factors which impact the retail market or TWCC’s ability to manufacture and deliver products, higher fuel and commodity prices, higher transportation costs, currency fluctuations and government regulation and other conditions in the various markets in which TWCC operates throughout the world; work stoppages, slowdowns or strikes, which may impact TWCC’s ability to manufacture or deliver product; the impact of competition on revenues, margins and other aspects of TWCC’s business, including the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees in a competitive environment; market conditions, third party actions or approvals and the impact of competition that could delay or increase the cost of implementation of TWCC’s consolidation programs or alter TWCC’s actions and reduce actual results; the risk that anticipated benefits of acquisitions may not occur or be delayed or reduced in their realization; and other risks and uncertainties as may be detailed from time to time in TWCC’s public announcements and SEC filings. TWCC undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.